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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Gregory A. Marsh                   Michelle D. Getty
Vice President & CFO               Investor Relations
AmeriPath, Inc.                    AmeriPath, Inc.
561-712-6211                       561-712-6260
                                   E-mail: invrel@ameripath.com

                   AMERIPATH, INC. ANNOUNCES APPOINTMENT OF
                HAYWOOD D. COCHRANE, JR. TO BOARD OF DIRECTORS


Riviera Beach, FL, August 8, 2001 - AmeriPath, Inc. (Nasdaq:PATH), the largest physician and laboratory company focused on providing anatomic pathology, cancer diagnostic, genomics, and healthcare information services, today announced the appointment of Haywood D. Cochrane, Jr. to its Board of Directors, expanding the size of the Board of Directors from six to seven.

Mr. Cochrane serves as the Chief Executive Officer of CHD Meridian Corporate Healthcare ("CHD Meridian") in Nashville, Tennessee, and has since February 1997. Prior to joining CHD Meridian, Mr. Cochrane served as a consultant to Laboratory Corporation of America Holdings ("LabCorp"). From April 1995 to November 1996 he was Executive Vice President, Chief Financial Officer and Treasurer of LabCorp. Mr. Cochrane was an employee of National Health Laboratories, Inc. ("NHL") from June 1994 to April 1995, following NHL's acquisition of his former employer, Allied Clinical Laboratories, Inc. ("Allied). Mr. Cochrane was President and Chief Executive Officer of Allied from its formation in 1989 until its acquisition by NHL in June 1994. Mr. Cochrane is currently a director at JDN Realty, Inc. and Sonus Corp., and TriPath Imaging, Inc., all publicly traded companies, as well as CHD Meridian. Mr. Cochrane received a B.A. in political science from the University of North Carolina at Chapel Hill.

"We are excited to have Mr. Cochrane serve on AmeriPath's Board of Directors," said James C. New, Chairman and Chief Executive Officer. "He will bring a fresh perspective and a breadth of experience to the Company."

The Board of Directors is divided into three classes; each with staggered three-year terms, and Mr. Cochrane will be in the class whose term expires at the 2002 annual meeting of stockholders (Class II).

AmeriPath is a leading national provider of cancer diagnostics, genomic, and related information services. In the first six months of 2001, AmeriPath diagnosed 1.9 million tissue biopsies, and interpreted 1.1 million Pap smears. The Company's extensive diagnostics infrastructure includes 427 pathologists and doctorate-level scientists providing services to 42 independent pathology laboratories, 237 hospitals, the Center for Advanced Diagnostics (CAD), and Dermpath Diagnostics. CAD provides specialized diagnostic testing and information services including Fluorescence In-Situ Hybridization (FISH), Flow Cytometry, DNA Analysis, Polymerase Chain Reaction (PCR), Molecular Genetics, Cytogenetics, and HPV Typing. Dermpath Diagnostics, with 68 dermatopathologists, is the country's leading provider of dermatopathology services in the growing skin diagnostic testing market. Additionally, AmeriPath provides clinical trial and research and development support to firms involved in developing new cancer and genomic diagnostic and therapeutics.

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   Editor's Note: This release is also available at http://www.ameripath.com
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